Exhibit 21.1

LIST OF EQUINIX’S SUBSIDIARIES

Name	Jurisdiction

Equinix Operating Co., Inc.	Delaware

Equinix-DC, Inc.	Delaware

Equinix Europe, Inc.	Delaware

Equinix Cayman Islands Holdings	Cayman Islands

Equinix Dutch Holdings N.V.	Netherlands

Equinix Netherlands B.V.	Netherlands

Equinix France SARL	France

Equinix Germany GmbH	Germany

Equinix UK Limited	United Kingdom

Eagle Acquisition Corp. 1A	Delaware

Eagle Acquisition Corp. 1B	Delaware

Eagle Acquisition Corp. 2A	Delaware

Equinix Asia Pacific Pte Ltd	Singapore

Equinix Singapore Holdings Pte Ltd	Singapore

Equinix Singapore Pte Ltd	Singapore

Equinix Pacific Pte Ltd	Singapore

Pihana Pacific Singapore Opco Pte Ltd	Singapore

Equinix Thailand Holdings, Inc.	Delaware

Equinix Shanghai Co., Ltd.	China

Pihana Pacific SDN, BHD	Malaysia

Equinix Pacific, Inc.	Delaware

Equinix Pacific Business Recovery, Inc.	Delaware

Pihana Pacific Business Recovery Hong Kong Limited	Hong Kong

Equinix Japan KK (in Kanji)	Japan

Equinix Australia Pty Ltd	Australia

Equinix Hong Kong Ltd	Hong Kong